NONEXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT is made and entered into as of September 30, 1998 by and between BioSeq, Inc. ("BioSeq") a Massachusetts corporation with principal offices at 25 Olympia Avenue, Unit #F, Woburn, Massachusetts 01801-6307 and BioMolecular Assays, Inc. *("BMA") a Massachusetts corporation of the same address.*

WHEREAS, BioSeq is the owner of those certain patents and patent applications identified on Exhibit A hereto; and

WHEREAS, BMA has knowledge of and experience with the technology covered by those patents and patent applications and would like to pursue the development of that technology in the Field as defined below; and

WHEREAS, BioSeq is willing to grant to BMA a non-exclusive license to the technology upon the terms and conditions stated herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Definitions.**

1.1. "Affiliate" shall mean, at any time, any person or legal entity then directly or indirectly controlled by, controlling or under common control with the party with respect to which this term is associated, and shall include without limitation any person or legal entity which owns, either of record or beneficially, 50% or more of the voting stock of any party hereto, or 50% or more of the voting stock of which is owned by any party hereto. The term "control" as used in the preceding sentence will include the power to direct decisions of another person or legal entity, including the power to direct the management and policies of another person or legal entity, whether by reason of ownership or contract.

1.2. "BioSeq Know-how" shall mean all data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, whether or not patentable or confidential, that are now owned (with the right to disclose and sublicense) by BioSeq.

1.3. "BioSeq Patents" shall mean the patents and patent applications identified on Exhibit A hereto, and any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, confirmations, supplementary protection certificates or similar protection, registrations, revalidations, reissues, re-examinations or additions of or to any of the aforesaid patents and patent applications, and any counterparts, worldwide, of any of the

foregoing, whether currently filed or issued, or filed or issued in the future, not specifically listed on Exhibit A hereto.

1.4. "BioSeq Technology" shall mean the BioSeq Patents and BioSeq Know-how.

1.5. "Transaction" shall mean any transaction entered into by BMA involving the sale, assignment, license or other transfer of any right granted to BMA hereunder.

1.6. "Field" shall mean the "Molecular Research Field" and the "Plant Research Field" as defined below:

(a) "Molecular Research Field" shall mean the internal use of pressure cycling technology by an end-user of a product solely in the molecular applications of the end-user (or in the molecular applications of the end-user's customer, if the end-user is performing contract research) in scientific research and development; and by way of example, but not by way of limitation, Molecular Research Field expressly excludes:

(i) reportable results generated from clinical (non-research) applications in humans or animals, such as the detection or measurement, treatment, prevention or mitigation, of disease or other health-related conditions; the detection of microorganisms; the detection of genetic disease or genetic predisposition to disease; tissue transplantation typing; and parentage and other human identification testing;

(ii) the use of pressure cycling technology to manufacture any products for sale, other than products for internal, research use that otherwise fall within the Field under this Agreement;

(iii) all internal and external uses (both research and non-research) of the pressure cycling technology in any and all areas of inactivation and sterilization, including, but not limited to, blood and blood products;

(iv) all internal and external uses (both research and non-research) of the pressure cycling technology in any and all human and animal applications that require regulatory approval, including, but not limited to, 510(K), PMA and/or IND/BLA; and

(v) quality assurance and quality control, including without limitation, conformance with specifications, purity, and batch to batch consistency performed for third parties on a commercial basis.

(b) "Plant Research Field" shall mean the internal use of the pressure cycling technology by an end-user of a product solely in the applications of the end-user (or

in applications of the end-user's customer if the end-user if performing contract research) in scientific plant research and development.

1.7. "Effective Date" shall be the date first referenced above.

2. <u>License Grant.</u>

2.1. **<u>License</u>**. Subject to the terms and conditions of this Agreement, BioSeq hereby grants to BMA a non-exclusive, worldwide right and license under the BioSeq Technology to use, develop, make, have made, market and sell products and services solely within the Field.

2.2. **<u>Covenant Not-to-Sue</u>**. Neither BioSeq nor any of its Affiliates nor any licensees or assignees of the BioSeq Technology shall assert against BMA or its licensees, sub-licensees, distributors or customers any claim for infringement of a BioSeq Patent as to use, development, manufacture, marketing or sale of a product or service in the Field that is in accordance with the terms of this Agreement.

2.3. **<u>Sub-license Rights</u>**. BMA shall have the right at any time to sublicense, pledge or otherwise encumber, in whole or in part, any rights and interests granted to it under this Agreement, without the consent of BioSeq. BMA shall provide BioSeq with written notice of any such sublicense, pledge or other encumbrance along with a summary of the terms thereof that relate to any entitlement of BioSeq under Section 3 hereof.

2.4. **<u>Restrictions on Exploitation of BioSeq Technology</u>.** Neither BioSeq nor its Affiliates will attempt to exploit BioSeq's rights to the BioSeq Technology, in the Plant Research Field, for a period of twenty-four months after the Effective Date.

2.5. **<u>Binding on Successors</u>**. The license granted hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and in particular shall be binding upon the transferees of any of the intellectual property rights which are the subject of the license set forth in Section 2.1 of this Agreement.

3. **<u>Payments</u>**.

3.1. **<u>Royalty</u>**. BMA shall pay to BioSeq a royalty equal to 20% of any license or other fees and royalties (but not research support and similar payments) received by or on behalf of BMA or any Affiliate of BMA in connection with a Transaction. All such license or other fees and royalty amounts shall be payable as set forth in Section 3.3 below, less any amounts permitted to be withheld under Section 3.5 below. Royalties shall be due and payable to BioSeq hereunder until the last to expire of any United States patent contained in, or issued in a United States patent application contained in, the BioSeq Patents.

3.2. __Credit__. BioSeq is obligated to pay to BMA certain minimum royalties under a certain Technology Transfer and Patent Assignment Agreement, dated as of October 7, 1996, as amended as of September 30, 1998 (the "Technology Transfer Agreement"). Fifty percent (50%) of any amounts received by BMA from third parties during any year, in connection with a Transaction, as research and development support, and one hundred percent (100%) of any amounts received by BMA from third parties (less that portion of any such amount payable to BioSeq under Section 3.1 of this Agreement) during any such calendar year, in connection with a Transaction, as license or other fees or royalties, may be applied by BioSeq as a credit against any "unearned minimum royalty" obligation for that calendar year under the Technology Transfer Agreement. The "unearned minimum royalty" in any calendar year shall equal the applicable minimum royalty for that year under the Technology Transfer Agreement less any royalties actually earned thereunder during that calendar year. If the unearned minimum royalty during any calendar year is less than the total credit accumulated hereunder for that calendar year, the difference may be carried over to subsequent calendar years and applied as a credit against any unearned minimum royalty in any year in which the credit (if any) applicable hereunder to such year is less than the total unearned minimum royalty for that year. Notwithstanding the foregoing, a minimum credit of $75,000 shall accrue in connection with each sublicense entered into by BMA in any calendar year in which BMA shall enter into a sublicense of any of its rights under this Agreement.

3.3. __Reports and Payment__. (a) During the term of this Agreement, BMA shall provide quarterly royalty reports to BioSeq containing an accounting of any amounts due hereunder by reason of the receipt of royalties or license or other fees by BMA, and of any credits accrued hereunder by reason of the application of Section 3.2 hereof. Royalty reports shall be due on or before the 10th business day after each quarter following the Effective Date. Royalty reports shall be accompanied by payment of any amounts shown to be due thereon.

(b) Upon the written request of BioSeq, at BioSeq's expense (except as otherwise provided in Section 3.7 hereof) and not more than once in a twelve month period, BMA shall permit an independent public accountant or other authorized representative, selected by BioSeq and acceptable to BMA, which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of BMA as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished to BioSeq hereunder. BMA shall keep records in sufficient detail to enable the royalties hereunder to be determined and to be verified, and all such records shall be maintained in accordance with applicable generally accepted accounting principles consistently applied. BioSeq agrees that all information subject to review under this Section 3.3 is confidential and that BioSeq shall retain all such information in confidence, except as disclosure is necessary in order for BioSeq or its parent to comply with applicable federal or state law or to comply with applicable requirements of generally accepted accounting principles (in which event BioSeq shall provide BMA with 30 days prior written notice of its proposed disclosure in order to provide it with an opportunity to contest the disclosure requirement). In addition, BioSeq shall cause its representative to enter into a confidentiality agreement with respect hereto on terms and conditions reasonably satisfactory to BMA.

3.4. **Default in Royalty Payments**. If BMA shall be in default of its royalty payment obligations under this Section 3, BioSeq shall provide BMA with written notice thereof (a "Default Notice"), stating the amount to which the default relates and the due date of the payment. If the default in payment has not been cured within thirty (30) days after receipt by BMA of the Default Notice, then BioSeq may upon written notice to BMA terminate BMA's right and license hereunder.

3.5. **Method of Payment and Taxes**. All license fee payments to be made by BMA to BioSeq pursuant to Section 3.1 shall be made by bank check or wire transfer to such bank or account as may be designated by BioSeq in writing to BMA. Payments made under Sections 3.1 may be reduced by any taxes, licenses, fees or other withholdings levied upon such payments by the government of any country or political subdivisions or agencies thereof, if:

(a) The tax is imposed on such payments to BioSeq under the laws of the applicable country or a political subdivision or agency thereof, and BMA is required by law to withhold the tax from payments to BioSeq and to pay the tax withheld to the government in such country; and

(b) BMA furnishes BioSeq with a tax receipt for the taxes withheld within sixty (60) days of payment.

3.6. **Overdue Payments**. Overdue amounts payable by BMA under Section 3.1 shall bear interest from the date due to and including the date paid at the rate of one per cent (1%) per month or, if lower, the highest rate permitted by applicable law. Such interest shall be payable from the date the original payment was due, until the date the payment is received by BioSeq in immediately available funds.

3.7. **Audit Adjustments**. If any examination or audit of the records described above discloses an under or overpayment of amounts due hereunder, written notice of such fact, specifying the amount and basis of the under or overpayment, shall promptly be furnished to all parties by the person(s) who performed the examination or audit. Within thirty (30) days after the receipt of such notice, the party owing any moneys hereunder shall promptly pay the same to the party entitled thereto. BioSeq shall pay for the cost of the audit, unless the audit discloses a deficiency in excess of five percent (5%) of the royalty due for the audited period, in which event all such costs shall be paid by BMA.

3.8. **Confidentiality**. BMA and BioSeq will each maintain in confidence, except as permitted herein, any confidential information of the other party hereto; which confidential information shall include without limitation, as to BioSeq, any BioSeq Know-how, and as to BMA, any information disclosed to BioSeq under Section 2.3 hereof. Each party will ensure that any sublicensees or other parties to whom any confidential information is disclosed in accordance herewith agree in writing to maintain that information in confidence.

4. **Representations and Warranties.**

4.1. **Representations and Warranties of BioSeq**. BioSeq represents and warrants that it has the corporate power and authority to enter into this Agreement and to grant the license hereunder.

4.2. **Representations and Warranties of BMA**. BMA represents and warrants that it has the right and authority to enter into this Agreement and that this Agreement and the exercise of the license granted hereunder do not and will not conflict with the terms of any agreement to which BMA is a party or by which it is bound.

4.3. **Patent Disclaimers; Prosecution**. As to the patents and patent applications embraced by the provisions of this Agreement, the parties agree as follow:

(a) BioSeq makes no representation or warranty as to the validity or enforceability of any BioSeq Patents and may at its sole discretion (subject to the provisions of subsection (b) below)abandon any such BioSeq Patent at any time.

(b) During the five (5) year period beginning on the Effective Date, BioSeq will provide BMA with not less than 60 days prior written notice of its intention to abandon or discontinue irrevocably U.S. prosecution of any claim contained in a BioSeq Patent. If BMA by written notice to BioSeq delivered at any time within that 60 day period requests to undertake prosecution of the patent or patent application specified in the BioSeq notice, BioSeq shall execute such agreements and documents and shall take such other action as may be reasonably necessary to effect transfer of prosecution responsibility or an assignment of those patents and patent rights to BMA.

5. **Indemnification.**

5.1. **Indemnification by BMA**. BMA shall indemnify, defend and hold BioSeq, and its directors, officers, employees and Affiliates, harmless from and against all claims, proceedings, demands, losses and liabilities of any kind whatsoever (including reasonable attorneys' fees and costs and other expenses of litigation), asserted by any party, resulting from the material breach by BMA of any of its representations, warranties or covenants contained in this Agreement, and from and against all claims of personal injury resulting from the manufacture, use, promotion, sale or other disposal of products or services pursuant to the rights granted hereunder to BMA and by BMA or its sublicensees or assigns.

5.2. **Indemnification by BioSeq**. BioSeq shall indemnify, defend and hold BMA and its licensees, sublicensees and assigns, and its and their directors, officers, employees and Affiliates, harmless from and against all claims, proceedings, demands and liabilities of any kind whatsoever (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from the material breach by BioSeq of any of its representations, warranties or covenants contained in this Agreement.

6. **Miscellaneous**.

6.1. **Governing Law; Jurisdiction**. This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

6.2. **Waiver**. No provision of this Agreement may be waived except in a writing by all parties hereto. No failure or delay by any party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.

6.3. **Severability**. It is the intention of the parties to comply with all applicable laws, domestic or foreign, in connection with the performance of their respective obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

6.4. **Assignment**. This Agreement may not be assigned or otherwise transferred by any party without the consent of any other party. Any permitted assignee or successor-in-interest shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder. BioSeq will not transfer or assign any of the intellectual property rights which are the subject of the licenses granted to BMA hereunder without also assigning to the transferee or assignee all of its obligations hereunder.

6.5. **Counterparts**. This Agreement may be executed in multiple copies, all of which shall be deemed to be originals, and all of which shall constitute one and the same Agreement.

6.6. **Notice**. All communications among the parties with respect to any of the provisions of this Agreement will be sent to the addresses first set forth above, or to other addresses as notified by the parties for the purpose of this clause, by prepaid, certified mail which shall be deemed received by the other party on the seventh business day following deposit in the mails, or by cable, telex, facsimile transmission, or other electronic means of communication which shall be deemed received when transmitted and confirmation of transmission received), with confirmation by letter given by the close of business on the next following business day, and by delivery by courier (which shall be deemed received when acknowledgment of receipt is received).

6.7. **Authority**. Each of the undersigned represents that he or she is duly authorized to sign this Agreement on behalf of the party for whom he or she purports to act. Each party represents that no provision of this Agreement will violate or interfere with the provisions of any other agreement that such party may have with any other person or legal entity. Each party has relied on that representation in entering into this Agreement.

6.8. **Public Announcement**. No party to this Agreement shall disclose the nature or existence of this Agreement or any aspect of any negotiations related thereto, except as required by applicable law or by generally accepted accounting principles. The parties intend that any public announcement shall be the result of a collaboration and consensus involving all parties to this Agreement who have given their prior written consent to that announcement. Notwithstanding the foregoing, nothing shall prevent any party hereto from making such disclosures or statements which in the opinion of its counsel are legally required, or may be required in the opinion of such party's certified public accountant to conform to generally accepted accounting principles. In the event any such disclosure or statement is required, the disclosing party will endeavor to give prior written notice to the other parties, whenever practicable, of the proposed disclosure or statement and the reason therefor.

6.9. **Certain Breaches**. If any provision of this Agreement shall impose upon a party hereto an obligation to provide notice or otherwise take action within a specified period of time and, despite reasonable diligence, the party subject to the obligation shall fail to provide such notice or take such action within the time period specified, none of the other parties hereto shall, solely by reason thereof, be entitled to terminate this Agreement or be excused in the performance of any of its obligations hereunder, if such failure to provide notice or take action shall not materially impair the benefits enjoyed by such other party hereunder. Nothing in the foregoing clause shall be deemed to limit any other legal or equitable remedies which might be available on account of any such breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BIOMOLECULAR ASSAYS, INC.

By: [signature]

Title: President

BIOSEQ, INC.

By: [signature]

Title: Director